Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is entered into by and between Michael A. Lucas (“Executive”) and Powell Industries, Inc. (the “Company”) as follows:

1.Termination of Employment.  Executive and the Company acknowledge that Executive has resigned his employment as president, chief executive officer and director of the Company and as an officer and/or director of any of the Company’s subsidiaries or affiliated entities effective as of December 24, 2015 (the “Termination Date”).  Except as expressly set forth below, Executive is entitled to no payment, compensation or other benefits from the Company after the Termination Date.

2.Consideration.

a.Whether Executive signs this Agreement or not, the Company will pay: (i) all wages and compensation due Executive through the Termination Date; (ii) any accrued but unused vacation, provided that Executive is qualified for such payment under the terms of the Company’s policies; and (iii) reimbursement of properly authorized business expenses upon compliance with the Company’s expense reimbursement policies.  Furthermore, notwithstanding anything in the Agreement to the contrary, Executive shall retain all his rights under and in accordance with any tax-quaified retirement plan and the Powell Industries, Inc. Deferred Compensation Plan.

b.If Executive (i) signs this Agreement; (ii) does not revoke this Agreement as provided below; and (iii) furnishes to the Company a written or electronic notice that Executive has not exercised Executive’s right to revoke this Agreement dated not less than eight days after the date on which Executive signs this Agreement, the Company agrees to pay to Executive in full satisfaction of any obligations the Company may have under that certain Executive Employment Agreement by and between the Company and Executive effective as of August 20, 2012 (the "Employment Agreement") a separation payment and other benefits (all of which are collectively referred to as the “Severance Payment”) as follows:

i.Payment of Executive’s base salary, and all other employment benefits to which Executive would otherwise be entitled through December 31, 2015;

ii.Cash payments less applicable withholdings, equal to a total of ONE MILLION NINE HUNDRED and FIFTY-FOUR THOUSAND DOLLARS ($1,954,000.00), to be paid in accordance with the following schedule:

On or within five (5) Amount

business after

days after:

January 1, 2016$688,958

July 1, 2016$884,124

August 1, 2016$53,583

September 1, 2016$53,583

October 1, 2016$53,583

November 1, 2016$53,583

December 1, 2016$53,583

January 1, 2017$53,583

February 1, 2017$59,420

iii.Monthly payments equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan payable on the first business day of each month beginning January 2016, and continuing for the lesser of i) 18 months from the Termination Date or ii) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer; and

iv.Early vesting of a total of 60,909 shares of the stock of the Company, previously awarded to Executive under the Company's Long Term Incentive Compensation Plan, which shares shall be issued and delivered to Executive within five (5) business days after January 1, 2016, provided that Executive signs and does not revoke this Agreement.

c.Executive acknowledges that the Severance Benefit represents full and final payment and satisfaction of all of the Company’s obligations to Executive under the terms of the Employment Agreement including benefits to which Executive would be entitled under the Company’s Short Term Incentive Compensation Plan, Long Term Incentive Compensation Plan, and/or any other compensation plan or benefit to which Executive would be entitled, except for the plans set forth in Section 2.a. of this Agreement.  Executive acknowledges that the Severance Benefit includes payments and/or benefits to which Executive would not otherwise be entitled, but for Executive’s execution and non-revocation of this Agreement.

d.Provided that Executive does not revoke this Agreement, Executive and the Company agree and acknowledge that the Employment Agreement, and all rights and obligations of the Company or Executive under the Employment Agreement terminated effective as of Termination Date, and the Employment Agreement is of no further force or effect from and after the Termination Date; provided, however, that nothing contained herein shall constitute a release, modification, waiver of amendment of any of the terms of the Confidentiality, Non-Competition and Non Solicitation Agreements attached to the Employment Agreement as Attachment A (the “Attachment A Agreement”); provided further that Executive and the Company agree that the “Restricted Period” (as that term is used in the Attachment A Agreement) is reduced from two years to one year following the Termination Date.  Executive and the Company acknowledge and agree that, except as modified above, the Attachment A Agreement remains in full force and effect, and

Executive hereby ratifies and affirms the Attachment A Agreement and agrees to fully comply with the terms thereof, Executive acknowledges that the Company is paying the Severance Benefit in consideration of, and in reliance upon, Executive’s promise and obligation to comply with the post-employment terms of the Attachment A Agreement.

3.Cooperation.

a.For a period not to exceed one (1) year from the Termination Date, Executive shall make himself available to the Company at times mutually and reasonably agreed upon by Executive and the Company’s officers or directors to answer questions, provide information and assist in the transition of Executive’s duties to other individuals.  Executive shall not be entitled to additional compensation for these services, and any reasonable expenses incurred by Executive to perform such services shall be promptly reimbursed by Company.  All of such services shall be performed during reasonable working hours, and after reasonable notice to Executive.

b.Executive shall make himself available to the Company, it officers, directors and/or attorneys to provide information and/or testimony in connection with legal, regulatory, investigative or administrative proceedings now or hereafter involving the Company, including, without limitation, the currently pending arbitration proceedings between the Company and General Electric Company.  Executive shall be entitled to reimbursement of any reasonable expenses incurred by Executive to perform such services.  To the extent reasonably possible, the Company shall ensure that all of such services shall be performed during reasonable working hours and after reasonable notice to Executive.

4.Indemnity.   Anything herein to the contrary notwithstanding, this Release does not constitute a release of any of Executive’s right to defense and/or indemnification in accordance with the Company’s By-Laws, certificate or articles of incorporation, policies, insurance policies and/or any Indemnification Agreement heretofore entered into between Executive and the Company.

5.Releases.

a.In consideration of the promises and covenants made herein, Executive, for Executive, Executive’s heirs, executors, administrators, successors and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE the Company, and each of its parent, subsidiary, related and affiliated corporations or other entities, and each of their respective present or former officers, directors, shareholders, employees, agents, representatives, successors and assigns (all of whom are hereinafter collectively referred to as “Releasees”) from any and all claims, demands, causes of action and liabilities of any kind or character, accrued or to accrue hereafter, which Executive ever had, now has or may hereafter have against Releasees, through the Effective Date of this Agreement, arising out of any act, omission, statement, representation, transaction or occurrence, including, without limitation, those related to Executive’s employment by the Company or the termination thereof.  Without limiting the generality of the foregoing, it is understood and agreed that this Release constitutes a release of any claim or cause of action: (i) for breach of the Employment Agreement, or any other employment, commission or other agreement existing between Executive and the Company all of which are hereby acknowledged to have terminated, except with regard to the Attachment A Agreement as described above; or (ii) for the issuance, grant or vesting of any unvested stock, stock options or equity rights in or to the Company, Executive acknowledging that the Severance Benefit includes payment to Executive for the value of all of such benefits and (iii) otherwise related, in any way, to Executive’s employment by the Company, including the termination thereof, and includes, without limitation, claims under Title VII of the Civil Rights Act of 1964 (and all of its amendments); the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Anti-Retaliation provision of the Texas Workers Compensation Act; the Fair Labor Standards Act; the Texas Pay Day Law; the Texas Labor Code; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Credit Reporting Act, as amended; the Rehabilitation Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Executive Polygraph Protection Act; the Financial Institutions Reform, Recovery and Enforcement Act; the Uniform Services Employment and Reemployment Rights Act of 1994; and any other state or federal statute or regulation governing the employment relationship or Executive’s rights, or the Company’s obligations, in connection therewith.  This release also constitutes a release of any claim or cause of action for invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, promissory estoppel, false imprisonment, defamation, negligence, gross negligence, breach of contract, libel or slander, tortious interference with contract or business relationship, misrepresentation, deceptive trade practices, fraud, and any employment-related claims, or for any personal injuries, however characterized, or by virtue of any fact(s), act(s) or event(s) occurring prior to the date of this Agreement.

b.EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS RELEASE, EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS’ BENEFIT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE (1) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THE AGREEMENT IS EXECUTED; (2) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED; (3) HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE; AND (4) AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EXECUTIVE, AND EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

c.Anything herein to the contrary notwithstanding, this Agreement does not constitute a release nor a waiver of Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Texas Workforce Commission, or any other governmental agency with jurisdiction to regulate employment conditions or regulations; provided further, that Executive does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by any such governmental agencies or organizations.

d.Executive acknowledges that the Severance Payment includes consideration which Executive would not be entitled to receive but for Executive’s execution and non revocation of this Agreement.

e.For the same consideration, the Company does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE Executive, Executive’s heirs, executors, administrators, successors and assigns, from any and all claims, demands, causes of action and liabilities of any kind or character, accrued or to accrue hereafter, which the Company ever had, now has or may hereafter have against Executive, through the Effective Date of this Agreement, arising out of any act, omission, statement, representation, transaction or occurrence, including, without limitation, those related to Executive’s employment by the Company or the termination thereof; provided, however, that this Release does not constitute a release of any claim or cause of action, nor any of the Company’s rights to damages, contribution, indemnity or other relief, based upon a final, unappealable judicial and/or regulatory determination that Executive has violated any applicable statute, regulation or ordinance or the Employment Agreement.

6.Legal Proceedings.Executive represents that Executive has not filed any claim, notice or any other document describing or naming the Company with any governmental agency.

7.Return of the Company’s Property.  Executive represents and agrees that Executive:

a.Has not taken, altered, destroyed, or deleted any files, documents, electronically stored information or other materials belonging to, or created by or on behalf of the Company, whether or not containing any trade secrets or confidential information;

b.Will not use or disclose any of the Company’s trade secrets or confidential information in any way or in any format including written information, information stored by electronic means, information retained in Executive’s memory, and any and all copies of these materials.  In any event, Executive shall hold, in confidence, all non-public information employee has regarding the Company’s marketing, business development, budgets or financial projections, or pending contracts, proposals or solicitations.

c.Acknowledges that all (i) correspondence, proposals, notes, reports, memoranda, records and files; (ii) plans, specifications, drawings, blueprints, and designs; (iii), training, service or other manuals; (iv) Customer or personnel lists or files, including mailing or contact lists; (v) computer software, programs, disks or files; (vi) tools, materials or equipment; (vii) photographs, photostats, negatives, undeveloped film; (viii) tape or electronic recordings (ix) information contained on any electronic storage or communications device used by Executive during Executive’s employment with the Company, including those furnished by the Company and those owned by Executive, and (x) any other documents or programs, whether compiled by Executive or other employees of the Company, or its contractors, vendors or consultants, and those which were made available to Executive while employed at the Company, which contain any confidential information or trade secrets or concern or describe any part of the Company’s business, Executive’s employment or the Company’s or Executive’s dealings, transactions or communications with any Customers (all of which is hereinafter collectively referred to as Company Information), are and shall remain the sole and exclusive property of the Company.  Executive agrees that this includes any Company Information contained on or within any personal computer, blackberry, cell phone, iPad, or any other telephonic or electronic communication or data storage device, including those owned by Executive which were used during Executive’s employment with the Company (all of which are hereinafter collectively called Electronic Devices).  As a condition to receipt of the Severance Benefit described herein, Executive agrees to deliver to the Company any files, records, notes or other documents, and any Electronic Devices which were used during Executive’s employment with the Company or which contain any Company Information.  The Company shall have the right to inspect any Electronic Device and to remove any Company Information therefrom and to retain any file, record, note or other document containing Company Information.

d.Has not kept in Executive’s possession and will not disclose nor deliver to anyone else any Company Information whether in electronic, paper or any other format.

e.Has returned to the Company all of the Company’s property and all Company Information which had been in Executive’s possession, including, but not limited to all access cards, notes, data, forms, reference and training materials, applications, memoranda, computer programs, print‑outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any confidential or proprietary information or trade secrets belonging exclusively to the Company.  Executive shall promptly deliver such materials and all copies thereof to the Company on the Effective Date of this Agreement.

8.Confidentiality and Confidential Information.

a.Executive acknowledges that by reason of Executive’s position as Chief Executive Officer and President of the Company, as well as serving as a Director of the Company’s Board of Directors, Executive has been given access to trade secrets and confidential information regarding the Company’s business affairs.  Executive acknowledges that all confidentiality, nondisclosure or other agreements relating to the Company’s confidential information or trade secrets, and any non-compete or other agreement containing post-employment obligations, including, without limitation, those contained in the Attachment A Agreement, shall remain in full force and effect, and nothing contained in this Agreement constitutes a release, modification or waiver of any of Executive’s obligations under any such agreements.  Executive represents that Executive has complied with all of such agreements, and agrees to continue to comply with such agreements after the date hereof.

b.Nothing contained herein shall limit or prevent Executive from exercising any and all rights granted under the National Labor Relations Act, including, without limitation, the right to communicate regarding wages, hours and working conditions.

9.No Reemployment.  Executive expressly waives and disclaims any right to reinstatement or reemployment with the Company, and agrees never to seek employment with the Company at any time in the future unless requested to do so by the Company.

10.Tax Liability.  The Company will deduct from that portion of the Severance Benefit described in Sections 2b(i), 2b(ii), and 2b(iii) all applicable withholdings and deductions as required by federal or state law.

11.Mutual Non-disparagement.  Whether such statements are true or untrue, and whether made verbally, in writing or by electronic means, neither the Company nor Executive will make or publish any other’s negative of unfavorable statements of any kind about, nor criticize or disparage the other nor the other’s business practices or conduct, nor (in the case of the Company) the Company’s business, products, services, employees or operations; provided, however, that this provision does not prohibit either Executive or the Company from testifying truthfully under oath where compelled by law to do so.

12.No Admission.  Neither the execution of this Agreement, nor the payment or performance of the consideration hereof shall constitute or be deemed to be an admission of liability on the part of any party, all of which is expressly denied.

13.Acknowledgments.

a.Executive represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys with regarding to the subject matter, basis or effect of this Agreement or otherwise, and that Executive has engaged, and been represented by, an attorney of Executive’s choosing in the negotiation and execution of this Agreement.  Executive acknowledges that Executive has been advised by the Company to consult with counsel of Executive’s choosing with regard to the negotiation and execution of this Release and Executive has, in fact, consulted with Executive’s Counsel.

B.Executive acknowledges that Executive has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and that the Company does not owe Executive any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits, except for any expense reports that have been submitted but not yet processed.

14.Governing Law. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas and all obligations hereunder shall be payable and performable in Houston, Harris County, Texas.  Executive and the Company both agree that any dispute arising under the terms of this Agreement or under any other agreement referenced herein, shall be heard in either the state or federal courts in Houston, Texas.

15.Savings Clause.  Should any provision of this Agreement be declared to be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

16.Entirety of Agreement.  This Agreement sets forth the entire Agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, except that this Agreement does not in any way supersede or alter the Attachment A Agreement, nor any policies or other agreements containing covenants not to compete, non‑disclosure, non‑solicitation agreements, or confidentiality agreements that may exist between Executive and the Company.

17.Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors and permitted assigns; provided, however, that Executive may not assign nor transfer to any person or entity any of Executive’s rights or benefits hereunder, and any such purported assignment shall be void.  Executive warrants and represents to the Company that Executive has not conveyed nor assigned, nor attempted to convey or assign, any interest in or to any of the claims being released herein to any other person or entity.

18.No Admission.  This Agreement is entered into to compromise and settle disputed claims and legal issues, and neither the execution of this Agreement, nor the payment or furnishing of the Settlement Payment shall constitute or be deemed to be an admission of liability on the part of any of the Releasees all of which is expressly denied.

19.Time Period for Enforceability/Revocation of Agreement.  The Company’s obligation to pay the Severance Payment and provide any other benefits described in this Agreement is contingent upon Executive executing and returning this Agreement to the Company.  Executive may take up to twenty-one (21) days to consider this Agreement prior to executing it.  Executive may sign this Agreement at any time during this twenty-one (21) day period.  Any changes made to this Agreement after presentation to Executive will not restart the running of the twenty-one (21) day period.  After executing this Agreement, Executive shall have seven (7) days during which time Executive may revoke Executive’s consent to this Agreement by given written or electronic notification of the decision to revoke to the Company.  This Agreement will not become effective or enforceable, and the payments and benefits described herein shall not become due, until such revocation period has expired and Executive has delivered a written or electronic notice that Executive has not exercised Executive’s right to revoke this Agreement which notice is dated not less than eight (8) days after the date on which this Agreement is executed.

20.Notice of Revocation.  Any notice of revocation to be given pursuant to the foregoing paragraph shall be sent by email or facsimile transmission to:  Don Madison at don.madison@powellind.com or 713.947.4435 and Ross Margraves at rmargraves@winstead.com or 713.650.2400.  Executive understands and acknowledges that Executive will not receive any monies or benefits pursuant to this Agreement except upon the execution and non-revocation of this Agreement, and the fulfillment of the promises contained herein.

21.Effective Date.  The Effective Date of this Agreement shall be the later of the date on which it is signed by the Executive and the Company, provided that Executive does not revoke this Agreement in accordance with the provisions hereof.

22.Section 409A. It is intended that the payments made under this Agreement shall be structured and administered to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).    If the payments made under this Severance Agreement are subject to Section 409A of the Code, then in no event will the Company be liable  for any additional tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A the Code, and Executive agrees to release the Company from any such liability and assumes all liability therefor.  By Executive’s signature below, Executive attests that (i) Executive has reviewed this agreement with Executive’s own tax advisors, (ii) Executive is relying solely on the advice of such advisors as to whether 409A applies to any payments made under this letter, and (iii) Executive has not relied upon any statements or representations of the Company or any of its agents regarding the provisions hereof or the applicability of Section 409A of the Code.

EXECUTIVE’S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

SIGNED this _____ day of December, 2015.

EXECUTIVE:

MICHAEL A. LUCAS

SIGNED this _____ day of December, 2015.

COMPANY:

POWELL INDUSTRIES, INC.

By:
Authorized Representative